Exhibit 99.1

California BanCorp Reports Financial Results for the Second Quarter and Six Months Ended June 30, 2020

Oakland, Calif., July 28, 2020 – California BanCorp (the “Company”) (Nasdaq: CALB), the parent company of California Bank of Commerce (the “Bank”), today announced its financial results for the second quarter and six months ended June 30, 2020.

Net income was $1.55 million for the second quarter of 2020, representing an increase of $1.1 million or 228% compared to $473 thousand for the first quarter of 2020 and a decrease of $1.0 million or 39% compared to $2.55 million in the second quarter of 2019. For the six months ended June 30, 2020, net income was $2.02 million representing a decrease of $2.4 million or 54% compared to $4.42 million for the same period in 2019.

Per share earnings of $0.19 for the second quarter of 2020 compared to $0.06 for the first quarter of 2020 and $0.31 in the second quarter of 2019. For the six months ended June 30, 2020, per share earnings of $0.25 compared to $0.54 for the same period in 2019.

“Despite the challenges presented by the COVID-19 pandemic, we had an extraordinarily productive quarter and were able to support our clients by providing access to the Paycheck Protection Program (PPP) and offering temporary loan payment relief,” said Steven Shelton, President and CEO of California BanCorp. “Through our efforts in the PPP program, we significantly expanded our client base and have already seen a positive impact on loan production and deposit flows from these new clients outside of the balances related to their PPP funding. To date, we have not seen the crisis have a significant impact on our client base, as our non-performing assets declined from the prior quarter and only a small percentage of borrowers indicate they will require an extension of their loan deferral. We are seeing positive trends in our loan pipeline and we believe that we are well positioned to realize more operating leverage going forward as we continue to grow our balance sheet, excluding the impact of PPP loans.”

“While our asset quality remains strong, we continue to build our level of reserves given the uncertainty about the duration of the crisis,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “Excluding PPP loans, our allowance for loan losses increased to 1.35% of total loans from 1.19% at the end of the prior quarter. Given our high level of reserves and strong capital and liquidity positions, we believe we are well prepared to continue supporting our clients during this period of economic weakness.”

Highlights:

•	Funded $361.6 million of loans under the Paycheck Protection Program (“PPP”) to support clients.

•	CALB common stock added to the Russell 2000 index.

Three months ended June 30, 2020 compared to March 31, 2020

•	Net income of $1.55 million and $0.19 per share, compared to $473 thousand and $0.06 per share, respectively.

•	Revenue increased $90 thousand, or 1% to $11.6 million.

•	Provision for loan losses increased $2.5 million to cover a charge-off of a legacy problem loan and fund a qualitative reserve build in response to general macroeconomic changes related to COVID-19.

•	Non-interest expense decreased by $4.0 million including $4.2 million of deferred loan origination costs related to PPP loans and other loan programs in support of clients.

Six months ended June 30, 2020 compared to June 30, 2019

•	Net income of $2.0 million and $0.25 per share, compared to $4.4 million and $0.54 per share, respectively.

•	Revenue increased $1.3 million, or 5% to $23.0 million.

•	Non-interest expense decreased by $943 thousand including $4.1 million of deferred loan origination costs related to PPP loans and other loan programs in support of clients.

Financial Position

June 30, 2020 compared to March 31, 2020

•	Total assets increased by $702.9 million, or 58% to $1.91 billion.

•	Total loans increased by $330.5 million, or 34% to $1.30 billion.

•	Total deposits increased by $356.8 million, or 35% to $1.39 billion.

•	Capital ratios including the impact of PPP loan activity remain healthy with a tier-one leverage ratio of 8.13%, tangible common equity ratio of 11.27% and total risk-based capital ratio of 12.87%.

Impact of and Response to the COVID-19 Pandemic

In response to the rapidly evolving COVID-19 pandemic, the Company focused first on the well-being of its people, customers and communities. Preventative health measures were put in place including elimination of business related travel requirements, mandatory work from home for all employees able to do so, social distancing precautions for all employees in the office and customers visiting branches, and preventative cleaning at offices and branches.

The Company also focused on business continuity measures including monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors to ensure full functionality throughout this event.

The Company has also taken measures to both support customers affected by the pandemic and to maintain strong asset quality, including:

•

Helping business clients through the PPP and other loan products; following the launch of the PPP in early April, we processed 100% of the approximately 720 applications received and all of the applications we submitted to the SBA received approval. At June 30, 2020, the balance of loans funded under the PPP was $361.6 million.

•

Offering flexible repayment options to current clients and a streamlined loan modification process, when appropriate. Beginning in March, we launched a proactive deferral program that resulted in modification of 383 loans, 302 of which were processed by the end of April, 70 in May and 11 in June. At June 30, 2020, the aggregate balance of loans under deferral was approximately $323.9 million. As of July 20, 2020, we have received payments on 257 loans representing $216.6 million as they have come off deferral.

•	Implementing a broad-based risk management strategy to manage credit segments on a real-time basis;

•	Monitoring portfolio risk and related mitigation strategies by segments;

Specific impacts of the Covid-19 macroeconomic environment on our operating results for the second quarter of 2020 include the following:

•

Funding of loans under the PPP and related borrowing under the Paycheck Protection Program Liquidity Facility (PPPLF) provided net benefit to net interest income of $1.3 million during the second quarter, including the impact of amortization of deferred fees and origination costs.

•

The Company received $9.1 million in fees related to the origination of PPP loans. Recognition of the fees was deferred at origination and will be recognized over the 24 month term of the loans. In the second half of the year, we expect the majority of clients to apply for forgiveness of debt under the PPP and, if granted, the remaining fees would be recognized at the payoff of the loan.

•

Operating expenses were reduced by approximately $4.2 million of deferred loan origination costs. Of this amount, $2.5 million related to PPP loans and is being amortized over the remaining term of the PPP loans and $1.7 million related to loan modifications and is being amortized over the remaining term of the modified loans.

•

The continued uncertainty regarding the severity and duration of the pandemic and related economic effects considered in our qualitative assessment of the allowance for loan losses resulted in an increase in provision of approximately $1.9 million.

Balance Sheet

Total assets reached a record $1.91 billion as of June 30, 2020, an increase of $702.9 million, or 58%, compared to $1.21 billion at March 31, 2020 and $851.0 million, or 80% compared to $1.06 billion at June 30, 2019. Growth in total assets was the result of originating $361.6 million of loans for clients under the PPP and using $332.7 million of borrowing under the PPPLF to largely match fund PPP loans.

Total loans increased by $330.5 million, or 34% to $1.30 billion at June 30, 2020, from $968.9 million at March 31, 2020 and $390.1 million, or 43% compared to $909.4 million at June 30, 2019. Loan growth in the second quarter of 2020 compared to the first quarter of 2020 and the same period last year was primarily due to the loans funded under the PPP. During the quarter, growth in commercial real estate loans and construction loans of $12.2 million and $7.8 million, respectively, was offset by a decrease in commercial loans of $50.4 million. The decrease in commercial loans was primarily due to reduced line utilization. Utilization rates on lines of credit declined to 24% at June 30, 2020 from 38% at March 31, 2020 and 34% at June 30, 2019, representing decreases of $59.7 million and $41.1 million, respectively. Year-over-year loan growth included increases in commercial real estate loans and construction loans of $31.8 million and $18.9 million, respectively, offset by a decrease in commercial loans of $22.3 million.

Total deposits increased by $356.8 million, or 35% to $1.39 billion at June 30, 2020, from $1.03 billion at March 31, 2020 and $503.5 million, or 57% over $882.2 million at June 30, 2019. Deposit growth in the second quarter of 2020 compared to the first quarter of 2020 and the same period last year was primarily concentrated in noninterest-bearing demand deposits as the result of funding PPP loans. Deposits generated from loans originated under the PPP were approximately $299.3 million at June 30, 2020. Non-interest bearing deposits, primarily commercial business operating accounts, represented 46.4% of total deposits at June 30, 2020, compared to 39.2% at March 31, 2020 and 37.3% at June 30, 2019.

Borrowings of $364.7 million at June 30, 2020 compared to $22.0 million at March 31, 2020 and $30.0 million at June 30, 2019. The increase in borrowing represented draws under the Fed’s PPPLF secured by PPP loans.

Total shareholder’s equity increased $2.5 million, or 2%, to $133.7 million from $131.2 million at March 31, 2020 and $126.6 million at June 30, 2019. The increases are primarily attributed to retention of earnings. Tangible book value per common share increased to $15.51 at June 30, 2020 from $15.22 at March 31, 2020, and $14.80 at June 30, 2019.

Asset Quality

The provision for credit losses increased to $2.9 million for the second quarter of 2020, compared to $400 thousand for the first quarter of 2020 and $246 thousand for the second quarter of 2019. Net loan (recoveries) charge-offs in the second quarter 2020 were $2.0 million, or 0.61% of average loans (annualized), compared to net recoveries of $(90) thousand, or (0.06)%, in the first quarter 2020 and net charge-offs of $5 thousand, or 0.00%, in the second quarter 2019.

Non-performing assets (“NPAs”) to total assets of 0.07% at June 30, 2020, compared to 0.22% at March 31, 2020 and 0.63% at June 30, 2019, with non-performing loans of $1.2 million, $2.7 million and $6.6 million, respectively, on those dates. The decrease in NPA’s at June 30, 2020 compared to the prior quarter primarily related to the charge-off of one commercial loan that was placed on nonaccrual in the second quarter of 2019.

The allowance for loan losses increased by $959 thousand, or 8% to $12.5 million, or 0.96% of total loans at June 30, 2020, compared to $11.6 million, or 1.19% at March 31, 2020 and $11.5 million, or 1.26% of total loans at June 30, 2019. The decrease in the allowance percentage in the quarter ended June 30, 2020 reflects the impact of PPP loans, which are guaranteed by the SBA. The percentage excluding PPP loans was 1.35%.

Net Interest Income and Margin – three and six months ended June 30, 2020 and June 30, 2019.

Net interest income for the quarter ended June 30, 2020 was $10.8 million, an increase of $603 thousand or 6%, over $10.2 million for the three months ended March 31, 2020, and an increase of $701 thousand, or 7%, over $10.1 million for the quarter ended June 30, 2019. The increase in net interest income compared to the prior quarter of 2020 was primarily attributable to an increase in interest income as the result of amortization of loan fees collected on PPP loans, offset by lower yields on earning assets resulting from a decline in short-term interest rates and higher liquidity. In addition to the impact of PPP, the increase in net interest income compared to the second quarter of 2019 was due to an increase in the volume of average earning assets.

Net interest income for the six months ended June 30, 2020 was $21.0 million, an increase of $1.0 million or 5% over $19.9 million for the six months ended June 30, 2019. The increase in net interest income compared to the first six months of 2019 was primarily attributable to an increase in interest income as the result of amortization of loan fees collected on PPP loans, and an increase in the volume of average earning assets offset by lower yields on earning assets resulting from a decline in short-term interest rates and higher liquidity.

The Company’s net interest margin for the quarter was 2.59% compared to 3.80% for the prior quarter in 2020 and 4.18% for the same period in 2019. The decrease in margin compared to the prior quarter and the same period last year was primarily the result of the impact of PPP loans funded in addition to a decrease in short-term interest rates.

Non-Interest Income – three and six months ended June 30, 2020 and June 30, 2019.

The Company’s non-interest income for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019 was $777 thousand, $1.2 million and $976 thousand, respectively. The decrease in noninterest income was primarily related to a decrease in loan related fees.

For the six months ended June 30, 2020, non-interest income of $2.1 million represented an increase over $1.8 million for the first six months of 2019. The increase was primarily due to an increase in loan related fees and other ancillary fees.

Non-Interest Expense – three and six months ended June 30, 2020 and June 30, 2019.

The Company’s non-interest expense for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019 was $6.4 million, $10.4 million, and $7.4 million, respectively.

For the quarter ended June 30, 2020 non-interest expense decreased $4.0 million compared to the quarter ended March 31, 2020 and $943 thousand compared to the second quarter of 2019. These decreases were primarily due to deferred loan origination costs as described in the discussion of “Impact of and Response to the COVID-19 Pandemic”. Excluding the impact of loan origination costs, non-interest expense increased $200 thousand compared to the quarter ended March 31, 2020 and $3.3 million compared to the second quarter of 2019. The increase compared to the first quarter was primarily due to elevated professional fees as the Company completed work related to registration and public filings. Compared to the second quarter of 2019 the increase was primarily due to legal and professional fees associated with public company readiness and FDICIA implementation, and an increase in salaries and benefits related to hiring to support strategic expansion.

Non-interest expenses of $16.8 million for the six months ended June 30, 2020 compared to $15.0 million for the first six months of 2019. Excluding the impact of loan origination cost, the increase of $6.0 million was due primarily to an increase in salaries and benefits related to hiring to support strategic expansion of the Bank and nonrecurring costs related to preparing for public registration and FDICIA implementation.

Closing Remarks

“We are extremely proud of our team and what we accomplished in the second quarter,” concluded Stephen A. Cortese, Chairman, California BanCorp. “Our successful efforts in assisting clients through the PPP and other proactive loan support programs highlight the commitment, competence and professionalism that are hallmarks of our business. Our performance for clients and support of our colleagues in their efforts underscore the value of CBC as a banking partner.”

Forward-Looking Information

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which we expect to file with the SEC during the second quarter of 2020, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by.

About California BanCorp

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout the San Francisco Bay Area. The stock trades on the OTCQX marketplace under the symbol CALB (formerly CABC). For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts

California BanCorp

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and

Chief Operating Officer

tsa@bankcbc.com

Source: California BanCorp

California BanCorp Financial Data as of June 30, 2020 (Unaudited)

($ Thousands)	For the three months ended			Change %		For six months ended		Change %
Income Statement	6/30/2020	3/31/2020	6/30/2019	QoQ	YoY	6/30/2020	6/30/2019	YTDoYTD
Interest and fees on loans	$12,466	$11,783	$11,743	6%	6%	24,249	$22,697	7%
Other interest income	315	520	478	(39%)	(34%)	835	1,019	(18%)

Total interest income	12,781	12,303	12,221	4%	5%	25,084	23,715	6%
Interest on deposits	1,521	1,994	1,641	(24%)	(7%)	3,515	3,184	10%
Interest on borrowings and subordinated debentures	475	127	496	274%	(4%)	602	610	(1%)

Total interest expense	1,996	2,121	2,137	(6%)	(7%)	4,117	3,794	9%

Net interest income*	10,785	10,182	10,084	6%	7%	20,967	19,921	5%
Provision for loan loss	2,930	400	246	633%	N/A	3,330	826	N/A

Net interest income after provision	7,855	9,782	9,839	(20%)	(20%)	17,637	19,095	(8%)
Service charges and other account fees	212	225	312	(6%)	(32%)	437	612	(29%)
Loan related fees	325	745	508	(56%)	(36%)	1,070	877	22%
Net gains on securities sales	—	(70)	—	(100%)	0%	(70)	—	0%
Net gains on loan sales	—	—	—	0%	0%	—	23	(100%)
Other	240	390	156	(38%)	54%	630	327	93%

Total non-interest income*	777	1,290	976	(40%)	(20%)	2,067	1,839	12%
Salaries and employee benefits	2,121	6,477	4,823	(67%)	(56%)	8,598	9,338	(8%)
Occupancy and equipment expenses	1,132	1,139	771	(1%)	47%	2,271	1,517	50%
Data processing, internet and software	536	526	418	2%	28%	1,062	837	27%
Professional and legal	1,267	955	290	33%	N/A	2,222	648	243%
Other operating expenses	1,384	1,310	1,080	6%	28%	2,694	2,658	1%

Total operating expenses	6,440	10,407	7,383	(38%)	(13%)	16,847	14,998	12%

Net income before taxes	2,192	665	3,432	230%	(36%)	2,857	5,936	(52%)
Income taxes	642	192	882	234%	(27%)	834	1,518	(45%)

Net income	$1,550	$473	$2,550	228%	(39%)	$2,023	$4,418	(54%)

*Revenue (net interest income + non-interest income)	11,562	11,472	11,060	1%	5%	23,034	21,760
Earnings Per Share
Basic earnings per share	$0.19	$0.06	$0.32	227%	(40%)	$0.25	$0.55	(55%)
Diluted earnings per share	$0.19	$0.06	$0.31	228%	(40%)	$0.25	$0.54	(54%)
Average shares outstanding	8,127,911	8,103,248	8,046,635			8,115,575	8,033,613
Average diluted shares	8,165,938	8,169,898	8,124,165			8,160,152	8,113,184

	For the three months ended			Change $		Change %
Average Balance Sheet Items	6/30/2020	3/31/2020	6/30/2019	QoQ	YoY	QoQ	YoY
Total Assets	$1,763,569	$1,167,803	$1,040,185	$595,766	$723,384	51%	70%
Total Loans	1,233,488	952,303	900,183	281,185	333,305	30%	37%
Investments	33,918	28,294	39,817	5,624	(5,899)	20%	-15%
Earning Assets	1,675,382	1,077,431	967,796	597,951	707,586	55%	73%
Non-Interest Bearing Deposits	603,553	375,038	323,337	228,515	280,216	61%	87%
Total Deposits	1,317,287	999,984	838,103	317,303	479,184	32%	57%
Borrowings	292,239	15,070	66,128	277,169	226,111	N/A	N/A
Tangible Common Equity	125,837	123,744	117,969	2,093	7,867	2%	7%

	For six months ended		Change
Average Balance Sheet Items	6/30/2020	6/30/2019	$	%
Total Assets	1,465,809	1,017,878	447,931	44%
Total Loans	1,092,895	879,910	212,985	24%
Investments	31,411	41,260	(9,849)	-24%
Earning Assets	1,379,808	952,491	427,317	45%
Non-Interest Bearing Deposits	489,295	328,884	160,411	49%
Total Deposits	1,158,636	847,516	311,120	37%
Borrowings	153,741	38,608	115,133	298%
Tangible Common Equity	124,831	116,551	8,280	7%

	At the periods ended			Change $		Change %
Balance Sheet	6/30/2020	3/31/2020	6/30/2019	QoQ	YoY	QoQ	YoY
Cash and equivalents	508,069	140,610	55,396	$367,459	$452,673	N/A	N/A
Investment securities	39,723	34,344	38,103	5,379	1,620	16%	4%
Other investments	4,764	4,402	4,402	362	362	8%	8%
Commercial loans	365,881	416,308	388,131	(50,427)	(22,250)	-12%	-6%
CRE loans	508,916	496,765	477,094	12,151	31,822	2%	7%
Construction and land loans	49,524	41,697	30,611	7,827	18,913	19%	62%
Other loans	375,160	14,175	13,546	360,985	361,614	N/A	N/A

Loans	1,299,481	968,945	909,382	330,536	390,099	34%	43%
Net deferred costs	(1,569)	2,902	2,974	(4,471)	(4,543)	-154%	-153%
Allowance for loan losses	12,524	11,565	11,501	959	1,023	8%	9%

Net loans	1,285,388	960,282	900,856	325,106	384,532	34%	43%
Premises and equipment, net	4,709	3,427	1,786	1,282	2,923	37%	164%
Bank owned life insurance	23,434	23,284	21,994	150	1,440	1%	7%
Deferred income taxes, net	6,154	6,608	5,762	(454)	392	-7%	7%
Core Deposit Intangible	225	235	265	(10)	(40)	-4%	-15%
Goodwill	7,350	7,350	7,350	—	—	0%	0%
Other assets and interest receivable	30,610	26,940	23,534	3,670	7,076	14%	30%

Total assets	$1,910,426	$1,207,482	$1,059,448	$702,944	$850,978	58%	80%
Demand deposits	$643,354	$403,248	$329,497	$240,106	$313,857	60%	95%
Interest bearing demand deposits	28,769	21,083	24,279	7,686	4,490	36%	18%
Money market & savings deposits	549,084	459,712	395,379	89,372	153,705	19%	39%
Time deposits	164,495	144,818	133,065	19,677	31,430	14%	24%

Total deposits	1,385,702	1,028,861	882,221	356,841	503,481	35%	57%
Borrowings	364,703	22,000	30,000	342,703	334,703	N/A	N/A
Subordinated debentures, net	4,986	4,981	4,969	5	17	0%	0%
Other liabilities	21,370	20,447	15,618	923	5,752	5%	37%

Total liabilities	1,776,761	1,076,289	932,807	700,472	843,954	65%	90%
Common stock	107,241	106,789	105,356	452	1,885	0%	2%
Retained earnings	25,541	23,992	20,934	1,549	4,607	6%	22%
Other comprehensive income	883	412	351	471	532	114%	152%

Total shareholder’s equity	133,665	131,193	126,641	2,472	7,024	2%	6%

Total liabilities and equity	$1,910,426	$1,207,482	$1,059,448	$702,944	$850,978	58%	80%
Tangible book value per common share	$15.51	$15.22	$14.80
Total shares outstanding	8,133,457	8,121,848	8,047,212

	For the three months ended			For six months ended
Performance Ratios	6/30/2020	3/31/2020	6/30/2019	6/30/2020	6/30/2019
Return on average assets	0.35%	0.16%	0.98%	0.55%	0.88%
Return on average tangible common equity	4.95%	1.54%	8.67%	6.50%	7.65%
Efficiency ratio	55.70%	90.72%	66.75%	73.14%	68.92%
Net Interest Margin
Net interest margin	2.59%	3.80%	4.18%	3.06%	4.22%
Average earning assets yield	3.03%	4.59%	5.07%	3.65%	5.02%
Average investment yield	2.49%	2.72%	3.14%	2.61%	3.14%
Average loan yield	4.01%	4.98%	5.23%	4.43%	5.20%
Average total deposit rate	0.46%	0.80%	0.79%	0.61%	0.76%
Average borrowing rate	0.65%	3.34%	3.01%	0.79%	3.19%
Other Ratios
Average total loans to total deposits	93.6%	95.2%	107.4%	94.3%	103.8%
Average C&I loans to total loans	30.5%	41.5%	41.0%	35.3%	40.3%
Average non-interest bearing deposits to total deposits	45.8%	37.5%	38.6%	42.2%	38.8%
Average core deposits to total deposits	87.7%	87.8%	88.4%	87.6%	88.6%

	At the periods ended
Capital Ratios	6/30/2020	3/31/2020	6/30/2019
Tier 1 leverage ratio	8.13%	11.36%	11.22%
Common equity tier 1 capital ratio	11.27%	11.33%	10.71%
Tier 1 risk-based capital ratio	11.27%	11.33%	10.71%
Total risk-based capital ratio	12.87%	12.77%	12.26%

	At the periods ended
Non-Performing Assets	6/30/2020	3/31/2020	6/30/2019
Non-Accrual Loans	$1,243	$2,650	$6,647
Restructured Loans	—	—

Total non-performing loans (NPL)	1,243	2,650	6,647
Other Real Estate Owned	—	—	—

Total non-performing assets (NPA)	$1,243	$2,650	$6,647
Restructured Loans Performing	—	624	1,528

Quarterly Net Charge-offs/(Recoveries)	$1,970	$(90)	$5

NPAs / Assets %	0.07%	0.22%	0.63%
NPAs / Loans and OREO %	0.10%	0.27%	0.73%
Loan Loss Reserves / Loans (%)	0.96%	1.19%	1.26%
Loan Loss Reserves / NPLs (%)	1008%	436%	173%